EXHIBIT 5.1

                            OPINION OF LEGAL COUNSEL


                                                   February 7, 1997

Value Property Trust
120 Albany Street, 8th Floor
New Brunswick, NJ  08901

         Re:      Value Property Trust
                  1995 Share Option Plan

Ladies and Gentlemen:

         This opinion is furnished in connection with the registration, pursuant to the Securities Act of 1933, as amended (the "Act"), of 870,000 common shares, par value $1.00 per share (the "Shares"), of Value Property Trust (the "Trust") which may be issued upon the exercise of options granted under the Trust's 1995 Share Option Plan (the "Plan").

         In rendering this opinion, we have examined the Amended and Restated Declaration of Trust and the ByLaws of the Trust; such records of proceedings of the Trust's Board of Trustees as we have deemed material; a Registration Statement on Form S-8 under the Act relating to the Shares (the "Registration Statement"); the 1995 Share Option Plan and the Plan Information Statement; the option agreements issued to certain officers, employees and trustees of the Trust; and such other certificates, records, instruments and documents as we considered necessary for the purposes of this opinion.

         We are attorneys admitted to practice in the Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and the Commonwealth of Massachusetts and the State of Maryland. For the purpose of expressing an opinion concerning the laws of the State of Maryland, we have relied solely on the opinion of Ballard, Spahr, Andrews & Ingersoll, attorneys admitted to practice in the State of Maryland.

         Based upon and subject to the foregoing, we are of the opinion that upon the issuance and delivery of the Shares against payment therefor in accordance with the terms of the Registration Statement and the Plan, the Shares will be legally issued, fully paid and non-assessable shares of the Trust's Shares.

         The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Act and the applicable requirements of state laws regulating the offer and sale of securities.

         We understand that this opinion is to be used in connection with the Registration Statement. We consent to the use of our name in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,


                                                  /s/Goodwin, Procter & Hoar LLP
                                                     ---------------------------
                                                     GOODWIN, PROCTER & HOAR LLP